Exhibit 99.1

N E W S                  Contact:
R E L E A S E
                         Exchange National Bancshares, Inc.
                         Investor Relations
                         Kathleen Bruegenhemke
                         (573) 761-6179  Fax: (573) 761-6272

FOR IMMEDIATE RELEASE

EXCHANGE NATIONAL BANCSHARES COMPLETES ITS ACQUISITION OF CNS
BANCORP, INC. AND EXCHANGE NATIONAL'S STOCK IS APPROVED FOR
QUOTATION ON THE NASDAQ NATIONAL MARKET

Jefferson City, MO, June 16, 2000 - Exchange National Bancshares, Inc. (OTC: EXJF) today announced that it had completed its acquisition of CNS Bancorp., Inc. (Nasdaq SmallCap: CNSB), a unitary thrift holding company also headquartered in Jefferson City. The acquisition was accomplished by merging CNS Bancorp into ENB Holdings, a wholly-owned subsidiary of Exchange. In connection with this transaction, CNS Bancorp's subsidiary, City National Savings Bank, FSB has merged into The Exchange National Bank of Jefferson City.

As a result of the acquisition, each CNS shareholder is entitled to receive $8.80 in cash and 0.30 of a share of Exchange stock for each share of CNS stock held when the merger became effective. A form of transmittal letter with instructions on how to surrender certificates representing CNS stock is being mailed to CNS shareholders by Exchange's transfer agent, Exchange National Bank.

Donald Campbell, President and Chairman of the Board of Exchange stated, "We are very pleased to welcome the former customers and shareholders of CNS and City National Savings Bank to our organization. We are confident that this transaction will enhance shareholder value and provide long-term benefits for our customers and the communities we serve."

Robert E. Chiles, President and CEO of CNS stated, "We are happy that the transaction has been finalized and that we are joining a high quality organization that is committed to our community.
The merger of City National Savings Bank into Exchange National Bank will ensure that our customers will continue to enjoy a level of personal service that is second to none."

City National Savings Bank currently has five offices, including two in Jefferson City and one each in Tipton, St. Robert and California, Missouri. Exchange plans to merge the two Jefferson City offices into nearby existing offices of Exchange National Bank. The other offices will become new branches of Exchange National Bank.

Exchange also announced that its common stock has been approved for quotation on the Nasdaq National Market, and that trading in its stock could begin on Nasdaq as early as Monday, June 19, 2000.

Donald Campbell stated, "We are optimistic that the ability to trade our stock through the Nasdaq National Market, together with the expansion of our stock ownership as the result of the CNS transaction, will increase the level of interest in our company by the investment community and provide our shareholders with greater liquidity."

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's reports filed with the Securities and Exchange Commission.

                 #              #              #